Exhibit 99.3
HYPERCOM CORPORATION
8888 E. Raintree Drive, Suite 300
Scottsdale, Arizona 85260
September 30, 2010
Dear Valued Customer:
I am writing to update you on recent news about Hypercom.
Today, we issued a news release announcing that our Board of Directors has received and unanimously rejected an unsolicited proposal from VeriFone to acquire Hypercom. A copy of our news release is attached.
I want to assure you that this proposal will not distract any member of the Hypercom team from our mission to serve you to the best of our ability. As always, our relationships with our customers are our top priority and it is business as usual for all of us at Hypercom. We will continue to deliver the products, solutions and services that have distinguished us as a global payment technology leader. We will remain as focused as ever on meeting and exceeding your expectations.
From time to time, we may update you with information that we believe to be important to our ongoing relationship. Please do not hesitate to reach out to your normal Hypercom contacts with any questions or concerns.
Thank you for your business and continued confidence in Hypercom.
Sincerely,

/s/ Philippe Tartavull
Philippe Tartavull
Chief Executive Officer and President